                            FOLEY, HOAG & ELIOT LLP
                             One Post Office Square
                       Boston, Massachusetts  02109-2170
                           Telephone:  (617) 832-1000
                           Facsimile:  (617) 832-7000
                                  Telex 940693
                               http://www.fhe.com



                                  February 6, 1997



WHITE PINE SOFTWARE, INC.
542 Amherst Street
Nashua, New Hampshire 03063

Ladies and Gentlemen:

   We have acted as counsel for White Pine Software, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 1,505,223 shares of the Company's common stock, $.01 par value ("Common Stock"), consisting of (a) 39,789 shares of Common Stock (the "Reoffer Shares") issued and outstanding pursuant to the exercise of stock options granted under the White Pine Software, Inc. Stock Option Plan (1992), the White Pine Software, Inc. Stock Option Plan (1993), the White Pine Software, Inc. Stock Option Plan (1994) and the White Pine Software, Inc. Stock Option Plan (1995) and (b) 1,465,434 shares of Common Stock (the "Option Shares") issuable, either under options currently issued and outstanding or under options issuable subsequent to the date hereof, pursuant to the foregoing plans and pursuant to the White Pine Software, Inc. 1996 Incentive and Nonqualified Stock Option Plan, the letter agreement between the Company and Jack Dutzy dated as of October 13, 1995, the letter agreement between the Company and Andrew Hally dated as of March 25, 1996, the letter agreement between the Company and Richard Kennerly delivered as of April 16, 1996, and the letter agreement between the Company and Richard M. Darer dated as of May 28, 1996. All of such nine stock option plans and letter agreements are referred to collectively herein as the "Plans."

   In arriving at the opinions expressed below, we have examined and relied on the following documents:

   (i)  the Registration Statement;

   (ii) the Plans, each as amended or supplemented as of the date hereof;

   (iii) the Amended and Restated Certificate of Incorporation of the Company;

   (iv) the By-Laws of the Company, as amended as of the date hereof; and

   (v) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.
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WHITE PINE SOFTWARE, INC.
February 6, 1997
Page Two



In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

   In connection with the opinions expressed below, our investigation revealed that certain of the stock records of the Company were either missing or incomplete. Accordingly, each of such opinions is based solely on our review of the stock files of the Company as maintained by the Company's former corporate counsel, the minutes of the Board of Directors of the Company, and spreadsheets prepared and made available to us by the Company concerning the record ownership of the Company's outstanding capital stock, options, warrants and other securities, and we have further relied on the presumption of regularity and continuity to the extent necessary to enable us to provide such opinions. Notwithstanding the foregoing, nothing has come to our attention during the course of our investigation that would cause us to question whether such presumption of regularity or continuity was appropriate in these circumstances.

   We express no opinion other than as to the laws of the State of Delaware.

   Based upon the foregoing, we are of the opinion that:

   1. The Reoffer Shares have been duly authorized and validly issued and are fully paid and non-assessable.

   2. The Company has the corporate power necessary for the issuance of the Option Shares under the respective Plans, as contemplated by the Registration Statement. The Option Shares have been duly authorized and, when issued against payment of the agreed consideration therefor in accordance with the respective exercise prices therefor as described in the options relating thereto and the Plans, will be validly issued, fully paid and non-assessable.

   We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading "Legal Matters" in the reoffer prospectus forming a part of the Registration Statement.

                                  Very truly yours,

                                  FOLEY, HOAG & ELIOT LLP



                                  By /s/ Mark L. Johnson
                                     ---------------------------------
                                     A Partner